UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 15, 2011

VERTICAL HEALTH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-23201	59-3635262
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

7760 France Avenue South, 11th Floor
Minneapolis, Minnesota 55435
(Address of Principal Executive Offices)

(612) 568-4210
Registrant’s Telephone Number, Including Area Code:

180 Douglas Ave,
Oldsmar, Florida 34677
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2011, OnPoint Medical Diagnostics, Inc., a privately-held Minnesota corporation (“OnPoint”) and Vertical Health Solutions, Inc., a Florida corporation (the “Company”) completed a reverse merger.  Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated February 1, 2011, by and among our wholly-owned, newly-formed subsidiary, Vertical HS Acquisition Corp., a Delaware corporation (“Merger Sub”) and the Company, on the one hand, and OnPoint, on the other hand, Merger Sub has merged into OnPoint, with OnPoint continuing as the surviving entity in the Merger.  As a result, OnPoint has become a wholly-owned operating subsidiary of the Company and shall constitute the sole business and operations of the Company.  Pursuant to the Merger Agreement, the members of the Board of Directors and executive team of OnPoint will become the Board of Directors and executive team of the Company.

Under the terms of the Merger Agreement, each issued and outstanding share of OnPoint common stock will have the right to receive shares of the Company’s common stock at a ratio of 1:1, subject to certain limitations as set forth in the Merger Agreement.  Upon the completion of the reverse merger, the Company will have 8,227,869 shares of common stock issued and outstanding, and the former stockholders of OnPoint will hold in the aggregate approximately 87% of such outstanding shares.

As soon as reasonably practicable, the Company intends to take the necessary steps and seek stockholder approval to (i) reincorporate the Company in Minnesota, and (ii) change the name of the Company to OnPoint Medical Diagnostics, Inc.

VERTICAL HEALTH SOLUTIONS, INC.

LIST OF EXHIBITS FILED WITH 8-K

Exhibit Nos.

10.1
Agreement and Plan of Merger, dated as of February 1, 2011, by and among OnPoint Medical Diagnostics, Inc., on the one hand, and Vertical Health Solutions, Inc. and Vertical HS Acquisition Corp. (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 7, 2011).

99.1	Press Release dated April 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2011

VERTICAL HEALTH SOLUTIONS, INC.

By:	/s/ William T. Cavanaugh
William T. Cavanaugh
Chief Executive Officer